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                                                                   EXHIBIT 99.1

               GE POWER SYSTEMS AGREES TO ACQUIRE SHOWPOWER, INC.

             Accelerates Global Expansion of GE Energy Rentals Unit
                 into Entertainment and Special Events Segment


Schenectady, NY December 20, 1999... In a move to accelerate the growth of its GE Energy Rentals unit, GE Power Systems today announced it has signed definitive agreements to acquire 100% of Showpower, Inc.'s shares at $7 per share for an aggregate purchase price of $28 million.

The transaction will take the form of a tender offer by a subsidiary of GE Energy Services, Inc. for all of the outstanding shares of Showpower at $7 in cash net per share, followed by a cash merger for the remaining shares at $7. The tender offer is subject to customary terms and conditions, including at least a majority of the outstanding shares on a fully diluted basis being tendered. The tender offer is expected to commence no later than December 27, 1999. In connection with the transaction, holders of approximately 40% of the outstanding shares of Showpower have agreed to tender their shares pursuant to the offer.

Showpower's board has unanimously approved the transaction and has received a fairness opinion from Prime Charter Ltd.

 Showpower is a Rancho Dominguez, California based company, publicly traded on the American Stock Exchange under the symbol SHO, with locations in California, Texas, New Jersey, Nevada, Florida, Brazil, and the United Kingdom. Showpower provides temporary power generation and temperature control rental equipment and support on a worldwide basis for entertainment, corporate and special events.

GE Energy Rentals was launched earlier this year in response to a growing demand for temporary distributed power and climate control in the commercial, industrial, utility, oil and gas, and special event markets. GE has already expanded the power generation rental industry with its recent introduction of the TM 2500, the largest mobile gas turbine-generator set available on a rental basis, producing up to 22.8 megawatts in a single package. Prior to the TM2500, large power block customers needed multiple diesel sets to achieve that level of output.

"Showpower is an ideal strategic fit for us," said GE Energy Rentals President Martin Moore. "Showpower operates on a global basis and its employees possess the expertise we view as essential to success in mission critical equipment rental markets worldwide. We are committed to serving the growing markets in which Showpower currently participates and we anticipate drawing upon the technical and operational skills that exist at Showpower as we implement our plans for aggressive growth in the commercial and industrial segments of the industry."
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Showpower CEO, John Campion, described the deal as "a unique opportunity, both to enhance the level of service provided to Showpower's traditional customers and to reshape the broader rental industry by leveraging GE Power Systems sales and services network as well as GE's brand recognition in virtually all markets." Upon completion of the acquisition, Campion will join the management team of GE Energy Rentals.

ABOUT GE POWER SYSTEMS AND GE ENERGY RENTALS

GE Power Systems is one of the world's leading suppliers of power generation technology, energy services and energy management systems. The $9.9 billion business has the largest installed base of power generation equipment in the industry. GE Energy Rentals, a single source for power and climate control needs, is among the latest of several GE Power Systems' ventures, acquisitions and alliances executed during the past two years to deliver total, global energy solutions.

ABOUT SHOWPOWER

Showpower provides temporary power generation and temperature control rental equipment and support services on a worldwide basis for entertainment, corporate and special events. Showpower's customers include corporations, event producers, television networks, motion picture studios, facility operators and performers that need electric power and/or temperature control services to support events at locations where these services are inadequate or unavailable. Showpower also provides fully integrated, value-added services, including planning, technical advice, customized installations, on-site operations and support personnel.

CONTACTS:

Jeff Ignaszak                       Laurence Anderson
GE Power Systems                    Showpower
518-385-9713                        310-604-9676